UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2019

MARRONE BIO INNOVATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36030	20-5137161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA 95618

(Address of Principal Executive Offices, and Zip Code)

(530) 750-2800

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	MBII	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2019, Marrone Bio Innovations, Inc. (the “Company”) reported that Dr. Pamela Marrone has announced her intention to retire from her position as the Company’s Chief Executive Officer (“CEO”) and an employee of the Company. The Company also reported that the board of directors of the Company (the “Board”) has begun the search process for a new CEO, that Dr. Marrone will continue as CEO during the search process, and that she and Board Chairman Bob Woods will shepherd the transition process.

In connection with her retirement, Dr. Marrone entered into an employment separation agreement with the Company on December 1, 2019 (the “Separation Agreement”). The Separation Agreement provides that Dr. Marrone’s retirement as an employee and officer of the Company will become effective immediately prior to the date on which a new CEO is retained, after which Dr. Marrone will continue to serve on the Company’s board of directors as a non-executive member. In addition to being entitled to any unpaid salary through her retirement date and continued COBRA coverage, in consideration of her execution of certain releases, Dr. Marrone will be entitled under the Severance Agreement to her full 2019 annual bonus without regard to the termination of her employment, calculated based on achievement of 100% of her individual goals, and with all other terms determined in accordance with the Company’s annual bonus plan as applied to other active senior executives of the Company, and all of her outstanding unvested stock options will become fully vested.

Dr. Marrone also entered into a consulting services agreement with the Company on December 1, 2019 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Dr. Marrone will serve as a consultant to the Company for a period of three years following the date of her retirement to advocate for the Company and its mission as the Company’s founder, and to provide transition services and other support, with the terms of such services and related deliverables to be mutually agreed between Dr. Marrone and the Company’s new CEO. As consideration for her service as a consultant, Dr. Marrone will receive a consulting fee of $19,583.33 per month (“Monthly Consulting Fee”), as well as a one-time award of 1,250,000 restricted stock units (the “RSUs”) under the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”), to be awarded as soon as practicable after her retirement date. The RSUs will vest in equal installments on each of the first three anniversaries of Dr. Marrone’s retirement date, subject to her continuous service as a consultant through the applicable vesting dates. Under the terms of the Consulting Agreement, the Company may terminate Dr. Marrone’s service as a consultant in connection with a change in control, and Dr. Marrone may terminate the Consulting Agreement due to the Company’s breach or default, in which case Dr. Marrone will be entitled to full acceleration of the RSUs and receive a lump sum payment equal to the sum of the then remaining Monthly Consulting Fees payable under the Consulting Agreement. The Company may also terminate the Consulting Agreement due to Dr. Marrone’s breach or default or for certain other grounds, in which case the Company shall not be obligated to make further payments under the Consulting Agreement and Dr. Marrone’s compensatory equity awards will cease to vest or terminate, as applicable.

A copy of the Company’s press release with respect to the matters addressed in this Item 5.02 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release issued on December 2, 2019 by Marrone Bio Innovations, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Date: December 2, 2019	By:	/s/ Linda V. Moore
	Name:	Linda V. Moore
	Title:	Executive Vice President, General Counsel and Secretary